Exhibit 99.1

Release:	Immediate
Contact:	Dave Miller	Betty Newboe	Randy Bane
	(business media)	(technical media)	(financial community)
	408/563-9582	408/563-0647	408/986-7916

Applied Materials Completes Acquisition of Applied Films

SANTA CLARA, Calif., July 7, 2006 — Applied Materials, Inc. announced today that it has completed the acquisition of Applied Films Corporation, a leading supplier of thin film deposition equipment used in manufacturing flat panel displays, solar cells, flexible electronics and energy-efficient glass.

“This is an important acquisition for Applied Materials that complements and extends our thin film nanomanufacturing technology capabilities and provides a number of exciting opportunities to expand our business into growing new markets,” said Mike Splinter, president and CEO of Applied Materials.

Applied Films’ operations are now part of Applied Materials’ New Business and New Products Group, which is managed by Mark Pinto, senior vice president and chief technology officer.

Under the terms of the agreement signed on May 4, 2006, Applied Materials will pay $28.50 per share in cash for each outstanding share of Applied Films common stock, which represents a total purchase price of approximately $464 million, or approximately $300 million net of Applied Films’ existing cash and marketable securities. As part of the acquisition, Applied Materials assumed Applied Films’ stock options and other equity awards outstanding immediately prior to the closing of the transaction.

This press release contains forward-looking statements relating to Applied Materials’ acquisition of Applied Films and expected benefits of the transaction, including growth opportunities in existing and emerging markets, technology leadership and improved product capabilities. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: the successful integration and performance of the acquired business; sustainability of demand in the nanomanufacturing technology industry, and broadening of demand for emerging applications such as solar cells and flexible electronics, which are subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and integrated circuits, and geopolitical uncertainties; Applied Materials’ ability to develop, deliver and support a broad range of products and to expand its markets and develop new markets; the ability to obtain and protect intellectual property rights in key technologies; the retention of key employees; the ability to realize synergies expected to

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Applied Materials, Inc.

July 7, 2006

result from the acquisition; successful commercialization of purchased technologies; the effectiveness of internal controls; unknown, underestimated or undisclosed commitments or liabilities; and other risks described in Applied Materials’ Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and Applied Materials assumes no obligation to update any such statement.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in nanomanufacturing technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.

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